Exhibit 99.1

JELD-WEN Holding, Inc. Announces Pricing of Secondary Offering of Common Stock

Charlotte, N.C. - CHARLOTTE, N.C.--(BUSINESS WIRE)-- JELD-WEN Holding, Inc. (NYSE:JELD) today announced the pricing of a public offering of 12,500,000 shares of its common stock by Onex Partners Manager LP and its affiliates (collectively, “Onex”) and certain of the company’s other existing stockholders (collectively with Onex, the “Selling Stockholders”) at a public offering price of $33.75 per share. Onex has also granted the underwriters a 30-day option to purchase up to 1,875,000 additional shares of common stock. The offering is expected to close on November 20, 2017, subject to the satisfaction of customary closing conditions.
The company is not selling any shares in this offering and will not receive any proceeds from the sale of shares by the Selling Stockholders in this offering.
Barclays, Citigroup, Credit Suisse, J.P. Morgan, Baird, and Goldman Sachs & Co. LLC are acting as joint book-running managers in the offering. BofA Merrill Lynch, Deutsche Bank Securities, RBC Capital Markets, and Wells Fargo Securities are acting as co-managers in the offering.
The offering of these securities is being made only by means of a prospectus. Copies of the final prospectus may be obtained, when available, from: Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (800) 831-9146.
A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 15, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About JELD-WEN
JELD-WEN (NYSE listed), founded in 1960, is one of the world’s largest door and window manufacturers, operating 120 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

For JELD-WEN Holding, Inc.
Investor Relations:
John Linker, +1-704-378-7007
investors@jeldwen.com
or
CMD
Media Relations:
Gary Rubin, +1-503-488-4443
JELD-WEN@cmdagency.com

Source: JELD-WEN Holding, Inc.